ITEM 77i
JPMorgan Diversified Return Global Equity ETF (the
Fund) is the initial series of J.P. Morgan Exchange-
Traded Fund Trust. The Fund is an open-end management investment company which may issue an unlimited number of shares of beneficial interest
(par value $0.0001 per share). The description of the Fund in its registration statement on Form N-1A is incorporated by reference in response to this item.